                                                                   EXHIBIT 10.22

                                                                   April 1, 1995



PERSONAL AND CONFIDENTIAL
-------------------------

Mr. Harry Hodge
Na Pali S.A.
Z.I. de Jalday
St. Jean de Luz
France 64500

         Re:     Employment at Quiksilver
                 ------------------------

Dear Harry,

         This letter will confirm our understanding regarding your continued employment at Quiksilver, Inc. ("Quiksilver" or the "Company"), and completely supersedes and replaces any existing or previous understandings or agreements, express or implied, we have had. The terms contained in this letter are effective on and after April 1, 1995.

         1. Your position will be President of Na Pali, S.A., currently reporting to the Chairman of the Board or his designee. Your primary job responsibilities and job duties will involve managing and directing the Company's overall business performance including sales, merchandising and design, marketing, production, finance and customer service.

         2. Your base salary will be 100,000FF per month, less applicable withholdings and deductions, paid on the Company's regular payroll dates. Your salary will be reviewed at the time management salaries are reviewed periodically and may be adjusted (up or down) at the Company's discretion in light of the Company's performance, your performance, market conditions and other factors deemed relevant by the Company.

         3. For Quiksilver's fiscal year ("FY") 1994-1995 (ending October 31, 1995), you are eligible for a bonus. The bonus amount for which you are eligible, and the criteria on which the bonus is based, is attached as addendum A-II. Your share of the bonus pool will be 55% (percent). If earned, this bonus (A-II), is to be paid annually, ten (10) days after audited year- end earnings are released and is less applicable withholdings and deductions. If your employment termintes prior to the end of the fiscal year, and you otherwise meet the bonus eligibility criteria, you will receive a pro-rata portion of the bonus.

         4. You will accrue 25 days of vacation each year. Once the maximum is reached, additional vacation accrual will cease until you have used some vacation to fall below the maximum accrual allowed.

         5. You (and any eligible dependents you elect) will be covered by the Company's group medical insurance program on the same terms and conditions applicable to comparable employees. The Company reserves the right to change, modify, or eliminate such coverage.

         6. The amount and terms of stock options to be granted to you will be determined by the Board of Directors and covered in separate agreements.

Harry Hodge
April 1, 1995
Page 2


         7. Notwithstanding anything to the contrary in this letter, express or implied, your employment continues to be for an unspecified term, and either you or Quiksilver may terminate such employment at will and without cause at any time for any reason. This aspect of your employment relationship can only be changed by an individualized written agreement signed by both you and the CEO.

                 The Company may terminate your employment immediately, without notice, and without further obligation for Cause, which shall be defined as (i) your death, (ii) your permanent disability which renders you unable to perform your duties and responsibilities for a period in excess of three consecutive months, (iii) willful misconduct in the performance of your duties, (iv) violation of law, (v) self-dealing, (vi) willful breach of duty, (vii) habitual neglect of duty, (viii) a material breach by you of your obligations under Paragraphs 8 and 9 of this agreement, or (ix) sustained unsatisfactory performance (determined by the Chairman of the Board).

                 If Quiksilver elects to terminate your employment without cause, or if you terminate your employment with the Company for Good Reason (as defined below within six (6) months of the action constituting Good Reason), the Company will continue to pay your base salary (but not any bonuses) on its regular payroll dates for a period of six (6) months, plus one (1) additional month for every year of your service up to a combined maximum salary continuation period of 12 months.
                 Your effective date of employment for this purpose is January 4, 1985.

                 "Good Reason" for you to terminate employment means a termination as a result of (i) the assignment to you of duties materially inconsistent with your position as set forth above without your consent, (ii) a material change in your reporting level from that set forth in this letter without your consent,
                 (iii) a material diminution of your authority without your consent, (iv) a material breach by the Company of its obligations under this agreement, or (iii) a failure by the Company to obtain from any successor, before the succession takes place, an agreement to assume and perform the obligations contained in this letter.

         8. Quiksilver owns certain trade secrets and other confidential and/or proprietary information which constitute valuable property rights, which we have developed through a substantial expenditure of time and money, which are and will continue to be utilized in the Company's business and which are not generally known in the trade. This proprietary information includes the list of names of the customers and suppliers of Quiksilver, and other particularized information concerning the products, finances, processes, material preferences, fabrics, designs, material sources, pricing information, production schedules, marketing strategies, merchandising strategies, order forms and other types of proprietary information relating to our products, customers and suppliers. You agree that you will not disclose and will keep strictly secret and confidential all trade secrets and proprietary information of Quiksilver, including, but not limited to, those items specifically mentioned above.

          9. You will be required to observe the Company's personnel and business policies and procedures as they are in effect from time to time. In the event of any conflict, the terms of this letter will control.

Harry Hodge
April 1, 1995
Page 3

         10. The Company will reimburse you for documented reasonable and necessary business expenses incurred by you while engaged in business activities for the Company's benefit on such terms and conditions as shall be generally available to other executives of the Company.

         11. This letter, its addendum's, and any stock option agreements we may enter into with you contain the entire integrated agreement between us regarding these issues, and no modification to this letter will be valid unless set forth in writing and signed by both you and the CEO. Any dispute regarding the terms of this letter or any aspect of your employment or the termination thereof must be settled exclusively by final and binding arbitration in Orange County, California, before a single arbitrator selected from Judicial Arbitration & Mediation Services, Inc. ("JAMS"), whose fees
                 and costs shall be evenly divided by the parties.   The
                 Company reserves the right, however, to seek judicial provisional remedies and equitable relief regarding any breach or threatened breach of your obligations regarding trade secrets and proprietary information.

         12. This letter agreement will be assignable by the Company to any successor or to any other company owned or controlled by the Company, and will be binding upon any successor to the business of the Company, whether direct or indirect, by purchase of securities, merger, consolidation, purchase of all or substantially all of the assets of the Company or otherwise.

         Please sign, date and return the enclosed copy of this letter to me for our files to acknowledge your agreement with the above.

         Best personal regards.
                                                     Sincerely,


                                                     Robert B. McKnight, Jr.
                                                     Chairman and
                                                     Chief Executive Officer



RBM:jkm

Enclosure

ACKNOWLEDGED AND AGREED:


---------------------------
Harry Hodge


Date:                , 1995
      ---------------

                                  ADDENDUM "A"

                 SUMMARY OF THE QUIKSILVER, INC. ROE BONUS POOL
                                  "KIRBY PLAN"

                                                         HARRY HODGE
                                                         10% OF ROE BONUS POOL

                                                   Pre-Tax                   Percentage Over
                                                   ROE                       Threshold Into
                                                                             Bonus Pool
Threshold                                      Less than 12%                         0%
---------

                                                   12% - 15%                        10%

Target                                             15% - 18%                        15%
------

                                                   18% - 21%                        20%

Maximum                                            21% - 24%                        25%
-------


EXAMPLE:
-------
                                                                           Example 1                Example 2

Total Stockholders Equity                                                  $40,000,000              $44,900,000

Pre-Tax Earnings                                                           $ 8,000,000              $ 7,200,000

ROE                                                                                 20%                      16%

Threshold ROE                                                                       12%                      12%

Threshold Pre-Tax Earnings (12% of Pre-Tax Earnings)                       $ 4,800,000              $ 5,388,000

Amount of Pre-Tax Earnings Over Threshold                                  $ 3,200,000              $ 1,812,000

Percentage of Amount Over Threshold That Is Contributed To Bonus Pool               20%                      15%

Amount Contributed To Bonus Pool                                           $   640,000              $   271,800
                                                                           -----------              -----------


Actual Beginning Stockholders Equity (October 31, 1992) is $40,787,000
                                                            ----------

                                  ADDENDUM "B"


"Change in Control" means the occurrence of one or more of the following events: (i) any corporation, partnership, person, other entity, or group (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) (collectively, a "Person") acquires shares of capital stock of the Company representing more than 50% of the total number of shares of capital stock that may be voted for the election of directors of the Company, (ii) a merger, consolidation, or other business combination of the Company with or into another Person is consummated, or all or substantially all of the assets of the Company are acquired by another Person, as a result of which the stockholders of the Company immediately prior to the consummation of such transaction own, immediately after consummation of such transaction equity securities possessing less than 50% of the voting power of the surviving or acquiring Person (or any Person in control of the surviving or acquiring Person, the equity securities of which are issued or transferred in such transaction), (iii) as the result of or in connection with any tender or exchange offer, any contested election of directors or any combination thereof, the persons who were directors of the Company immediately before such tender or exchange offer, contested election or combination thereof cease to constitute a majority of the Board of Directors of the Company or any successor to the Company, (iv) the stockholders of the Company approve a plan of complete liquidation, dissolution or winding up of the Company or an agreement for the sale or other disposition of all or substantially all of the assets of the Company or (v) the adoption of a resolution by the affirmative vote of not less than two-thirds of the members of the Board of Directors who were members immediately prior to any Change in Control which resolution shall state that, in the good faith determination of the Board of Directors, a Change in Control of the Company has occurred. Notwithstanding anything to the contrary set forth in this definition, if a transaction that would otherwise create or result in a Change in Control of the Company is approved by the affirmative vote of not less than two-thirds of the members of the Board of Directors of the Company, who were members of the Board of Directors immediately prior to any Change in Control, then no Change of Control of the Company shall be deemed to have occurred for the purposes of this agreement.